EXHIBIT 5.1

[Letterhead of Sidley Austin Brown & Wood LLP appears here]

May 12, 2004

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, Maryland 20814

Re: 3,000,000 Common Shares of Beneficial Interest, $0.01 par value

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333-104054) filed by LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 27, 2003 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of securities of the Company, including Common Shares of Beneficial Interest, $0.01 par value per share, of the Company (the “Common Shares”).

We are familiar with the proceedings to date with respect to the proposed issuance and sale of 3,000,000 Common Shares (the “New Shares”) pursuant to the terms of the Underwriting Agreement dated as of May 11, 2004 (the “Underwriting Agreement”) by and among the Company, LaSalle Hotel Operating Partnership, L.P. and UBS Securities LLC and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

Based on the foregoing, we are of the opinion that the New Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of the consideration for the New Shares specified in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the New Shares.

This opinion letter is limited to the Federal laws of the United States of America and the Maryland General Corporation Law.

We hereby consent (i) to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed with the Commission on the date hereof, such Current Report on Form 8-K being incorporated by reference into the Registration Statement and (ii) and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP